Exhibit d(4)

SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT
PICTET FUNDS

	July 1, 2000

Pictet International Management Limited
Cutlers Garden
5 Devonshire Square
London, England  EC2M 4LD

Dear Sirs:

	This letter is to confirm that the undersigned, Pictet Funds, a Massachusetts business trust (formerly known as Panorama Trust) (the Trust), and Pictet International Management Limited (the Adviser) have agreed that the Investment Advisory Agreement between the Trust and the Adviser dated October
 3,
1995 (the Agreement), is herewith amended to provide that the Adviser shall act as investment adviser to the Pictet European Equity Fund (the Fund) on the terms and conditions contained in the Agreement and this Supplement. The investment advisory fee for such services to the Fund shall be at the annual rate of 0.75% of the average daily net assets of the Fund, computed at the end of each month and payable within five (5) business days thereafter.

	If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy of this letter.

						Very truly yours,

						PICTET FUNDS


						By: /s/Jean G. Pilloud
						    Authorized Signature

Accepted:

PICTET INTERNATIONAL MANAGEMENT LIMITED

By: /s/Rod Hearn
    Authorized Signature